Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of March 22, 2004 (the “Effective Date”), by and between AmeriPath, Inc., a Delaware corporation (“AmeriPath”), and Donald E. Steen (“Employee”), with reference to the following facts:

R E C I T A L S

A. AmeriPath desires to employ Employee in the capacities and on the terms and conditions hereinafter set forth and Employee is willing to serve in such capacities and on such terms and conditions.

B. Employee currently serves as a Chairman of the Board of United Surgical Partners International, Inc., a publicly-held Delaware corporation (“USPI”), and Employee intends to remain as Chairman of the Board of USPI during the term of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, AmeriPath and Employee mutually agree as follows:

A G R E E M E N T

1. Employment. AmeriPath hereby employs Employee, and Employee accepts employment, as the Chairman of the Board of AmeriPath as of the Effective Date and, effective as of July 1, 2004, as Chief Executive Officer of AmeriPath.

2. Duties.

(a) Nature of Duties. In his capacity as Chairman of the Board, Employee shall have such duties, responsibilities and authority as are set forth in the Bylaws of AmeriPath and as are typical for the position of Chairman of the Board. In his capacity as Chief Executive Officer, Employee (i) shall report to the Board of Directors of AmeriPath, (ii) shall have such duties, responsibilities and authority as are set forth in the Bylaws of AmeriPath for the position of Chief Executive Officer and (iii) shall have authority to hire such staff as Employee determines is necessary and to determine the titles and (subject to established authority levels for setting salaries) the compensation levels of such staff.

(b) Outside Activities. Anything herein to the contrary notwithstanding, AmeriPath acknowledges and agrees that Employee shall have the right to remain as Chairman of the Board of USPI at all times during the term of this Agreement. As a result thereof, Employee shall not be obligated to devote all of his business time to his duties under this Agreement. In addition, AmeriPath will coordinate with Employee in disclosing this Agreement to the Board of Directors of USPI in a manner determined by Employee, and AmeriPath will not make any public announcement or other disclosure of this Agreement without Employee’s prior approval, which approval will not be unreasonably withheld or delayed or cause AmeriPath to be in violation of federal or state securities laws. In the event of any conflict of interest between AmeriPath and USPI, Employee shall be entitled to refrain from taking any action as to such matter and shall not be considered to be in breach of any fiduciary or other duty to AmeriPath as a result thereof or as a result of any actions by USPI.

3. Compensation.

(a) Base Salary. AmeriPath shall pay Employee a Base Salary (“Base Salary”) at a rate of $445,000 per year; provided, however, that during any period in which Employee is serving only as Chairman of the Board, his Base Salary shall be at a rate of $278,000 per year. The Board of Directors of AmeriPath shall, in good faith, consider granting increases in such salary based on Employee’s performance and the growth and/or profitability of AmeriPath, but it shall have no obligation to grant any such increases in compensation. Base Salary shall be payable in equal semi-monthly installments on the 15th day and the last working date of the month, or at such other times and in such installments as may be agreed upon between AmeriPath and Employee. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

(b) Performance Bonuses. In addition to the Base Salary, Employee shall be eligible to receive bonus compensation of up to 100% of the Base Salary based on such performance goals and criteria as the Board of Directors of AmeriPath shall, from time to time, determine.

4. Expenses and Benefits. AmeriPath agrees to provide Employee with the following benefits:

(a) Expense Reimbursements. Employee is authorized to incur reasonable expenses in connection with the business of AmeriPath, including expenses for entertainment, travel and similar matters. AmeriPath will reimburse Employee for such expenses upon presentation by Employee of such documentation as AmeriPath shall from tune to time require.

(b) Office Services. AmeriPath will provide Employee with an administrative assistant of his choice and reasonable office space at AmeriPath’s corporate headquarters office, which is currently located in Riviera Beach, Florida.

(c) Insurance. Disability insurance and other insurance programs that are currently in place for AmeriPath’s senior executive officers (as the same may be modified from time to time by AmeriPath for its senior executives). However, so long as Employee obtains health insurance through USPI, Employee shall not participate in AmeriPath’s health insurance programs.

(d) Employee Benefit Plans. Participation in any other employee benefit plans now existing or hereafter adopted by AmeriPath for its employees.

(e) Lodging Expenses. Employee has purchased a condominium in the West Palm Beach. AmeriPath agrees to pay, or to reimburse Employee, for all condominium fees, utility costs, maintenance and other normal out-of-pocket costs of owning said condominium, which costs the parties estimate will be approximately $50,000 per year.

(f) Vacations. Employee shall be entitled (in addition to the usual public holidays) to a paid vacation of an aggregate of five weeks in each calendar year.

(g) Air Travel Expenses. AmeriPath acknowledges that Employee has an ownership interest in a FlexJet Fractional Ownership Program (“FlexJet”) that allows him to use a jet for a designated number of hours per year. Employee shall be entitled to use up to 50 of such hours for purposes of travel between Dallas, Texas and West Palm Beach, Florida, with the cost of such travel to be paid by Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS”), which currently owns 100% of the outstanding common stock of AmeriPath [Holdings, Inc., the parent company of AmeriPath (“Parent”)], and AmeriPath as follows:

(i) By its execution of this Agreement as set forth below, WCAS agrees to pay to Employee the “wholesale rate” established by FlexJet for hourly use of said jet by Employee as described above; and

(ii) AmeriPath shall directly pay to FlexJet the variable cost charged by FlexJet for such usage of said jet by Employee.

All other travel expenses incurred by Employee shall be reimbursable in accordance with Section 4(a) above.

(h) Club Initiation Fee. Upon Employee becoming Chief Executive Officer, AmeriPath agrees to pay or reimburse Employee for the initiation fee at a country club in the West Palm Beach area selected by Employee. Employee shall be responsible for the monthly club membership fees, but other business expenses at such club may be reimbursable as appropriate pursuant to Section 4(a). Upon termination of this Agreement, Employee shall either (i) give up his membership at said country club and cause any refund of all or a portion of the initiation fee due from the club in connection therewith to be paid to AmeriPath or (ii) retain such membership and pay to AmeriPath the amount that would have been paid to AmeriPath (as described in clause (i) above) if he had resigned his membership.

(i) Indemnity Agreement. At or prior to the Effective Date, Employee and AmeriPath shall enter into an Indemnity Agreement whereunder AmeriPath agrees to indemnify and hold Employee harmless from all liabilities and claims (and costs of defense and expenses related thereto) arising out of the performance by Employee of his duties hereunder for AmeriPath and its affiliates. Such Indemnity Agreement shall be in form and substance reasonably satisfactory to Employee and AmeriPath.

5. Term; Severance. The term of this Agreement shall be from the date of this Agreement to June 30, 2007; provided, however, that the term of this Agreement shall be automatically renewed for successive additional one year terms unless a notice of non-renewal is given by either party at least 12 months prior to the end of the initial term or any such renewal term. Notwithstanding the foregoing, either party may terminate this Agreement upon not less than 90 days notice, but if AmeriPath either gives notice of non-renewal or elects to terminate this Agreement, Employee shall be entitled to severance pay based on the Base Salary and bonuses that Employee otherwise would have earned pursuant to Section 3 above during the remainder of the term of this Agreement or for 24 months after termination, whichever is longer. Such severance pay shall be payable in monthly installments and AmeriPath shall continue the benefits set forth in Sections 4(c) for the period during which such severance payments are to be made. A determination by AmeriPath not to renew or to terminate this Agreement may be made only by an affirmative vote of not less than 75% of the members of the Board of Directors of AmeriPath then in office. In addition, this Agreement may be terminated as provided for in Section 7 or upon the death of Employee.

6. Disability.

(a) In the event that Employee becomes Permanently Disabled (as hereinafter defined) during the term of this Agreement, Employee shall continue in the employ of AmeriPath but his compensation hereunder shall be reduced to three-fourths of the Base Salary then in effect as set forth in Section 3(a), commencing upon the determination of Employee’s Permanent Disability and continuing thereafter until the first to occur of (i) 24 months or (ii) the death of Employee; and during such period of time, Employee shall not be entitled to payment of expenses or benefits specified in Section 4 (except for reimbursement of expenses incurred by Employee prior to becoming Permanently Disabled), except that AmeriPath shall continue to provide Employee with the insurance benefits specified in Section 4(c). The obligation of AmeriPath for continuation of three-fourths of Employee’s Base Salary shall be net of payments to Employee from the disability insurance referred to in Section 4(c).

For purposes of this Agreement, the terms “Permanent Disability” or “Permanently Disabled” shall mean three months of substantially continuous disability. Disability shall be deemed “substantially continuous” if, as a practical matter, Employee, by reason of his mental or physical health, is unable to sustain reasonably long periods of substantial performance of his duties. Frequent long illnesses, though different from the preceding illness and though separated by relatively short periods of performance, shall be deemed to be “substantially continuous.” Disability shall be determined in good faith by the Board of Directors, whose decision shall be final and binding upon Employee. Employee hereby consents to medical examinations by such physicians and medical consultants as AmeriPath shall, from time to time, require.

7. Termination by AmeriPath for Cause. AmeriPath shall have the right to terminate Employee’s employment under this Agreement for “Cause” by an affirmative vote to so terminate by not less than 75% of the members of AmeriPath’s Board of Directors, in which event, no compensation shall be paid or other benefits furnished to Employee after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Employee. For purposes of this Agreement, the term “Cause” shall mean and be strictly limited to: (a) indictment for a crime constituting a felony under state or federal law; (b) conviction of a crime constituting a misdemeanor and involving an act of moral turpitude, including without limitation fraud, embezzlement and use of illegal drugs; (c) commission of any material act of dishonesty against AmeriPath; or (d) willful and material breach of this Agreement by Employee.

8. Non-Competition. Employee recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to AmeriPath’s business. It is the expressed intent and agreement of Employee and AmeriPath that such knowledge and experience shall be used exclusively in the furtherance of the interests of AmeriPath and not in any manner which would be detrimental to AmeriPath’s interests. Employee further understands and agrees that AmeriPath conducts its business within a specialized market segment throughout the United States, and that it would be detrimental to the interests of AmeriPath if Employee used the knowledge and experience which he currently possesses or which he acquires pursuant to this employment hereunder for the purpose of directly or indirectly competing with AmeriPath, or for the purpose of aiding other persons or entities in so competing with AmeriPath. Employee therefore agrees that so long as he is employed by AmeriPath and, if this Agreement is terminated by AmeriPath pursuant to Section 5, for an additional period equal to the shorter of one year following termination or for the period of time Employee is receiving a salary or severance payments from AmeriPath, unless Employee first secures the written consent of AmeriPath, Employee will not directly or indirectly invest, engage or participate in or become employed by any entity in direct or indirect competition with AmeriPath’s business, which includes the ownership, operation and/or management of anatomic pathology laboratories and information services used by physicians in the detection, evaluation and treatment of cancer and other diseases and medical conditions. These non-competition provisions shall not be construed to prohibit Employee from being employed in the health care industry during the applicable period, but rather to permit him to be so employed so long as such employment does not involve Employee’s direct or indirect participation in a business which is the same or similar to AmeriPath’s business (as defined above). In the event that the provisions of this Section 8 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

9. Stock Options. AmeriPath has granted to Employee stock options covering a number of shares of common stock of AmeriPath representing 4% of the currently issued and outstanding common stock of AmeriPath, at an exercise price of $6.00 per share. Such stock option grant will (i) be 20% vested on the Effective Date, with the balance to be vested 20% each year over the initial four year period, (ii) have a 10 year term and (iii) be evidenced by a Stock Option Agreement in a form reasonably acceptable to both parties that is to be prepared by AmeriPath and entered into by Employee and AmeriPath. In the event that there is a “Change of Control Event” (as defined below), all AmeriPath stock options held by Employee (whether granted subject to forfeiture or vesting) shall thereupon automatically be amended so as (a) to vest, immediately prior to the date of such Change in Control Event, all then unvested stock options and (b) to provide Employee 90 days to exercise such options (or such greater period as may be provided by the terms of such options).

For purposes of this Section 9, the term “Change of Control Event” shall mean (1) a consolidation or merger of either AmeriPath or its parent company (“Parent”), which currently is AmeriPath Holdings, Inc., with or into any other entity (other than a merger which will not result in more than 50% of the voting capital stock of AmeriPath or Parent outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to such merger), (2) a sale of all or substantially all of the properties and assets of AmeriPath as an entirety in a single transaction or in a series or related transactions to any other person or (3) the acquisition of “beneficial ownership” by any “person” or “group” (other than WCAS or its affiliates) of voting stock of AmeriPath or Parent representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger, tender offer, purchase of shares from AmeriPath or Parent or otherwise.

As used herein, (1) the terms “person” and “group” shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable, (2) the term “beneficial owner” shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is excisable immediately or only after the passage of time or upon the occurrence of certain events, and (3) any “person” or “group” will be deemed to beneficially own any voting stock of AmeriPath or Parent so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of AmeriPath or Parent.

10. General Provisions.

(a) Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person or sent by regular, registered or certified mail or United States Postal Service Express Mail, with postage prepaid, or by other courier service, or by facsimile transmission, and shall be deemed sufficiently given if served in the manner specified in this Section 10(a). The addresses and facsimile numbers set forth below shall be the parties addressed and facsimile numbers for purposes for purposes of delivery or mailing of notices:

If to AmeriPath:	AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, Florida 33404
Attention: Joseph A. Sonnier, M.D., President
Fax No.: (561)

If to Employee:	Donald E. Steen
5715 Thames Court
Dallas, Texas 75252
Fax No.: (972)248-8868

The parties may change addresses and facsimile numbers noted above through written notice in compliance with this Section 10(a). Any notice sent by registered or certified mail, return receipt requested, shall be deemed given when actually received by the addressee, as shown on the receipt card which must be signed by a representative of the addressee. If sent by regular mail, the notice shall be deemed given after the notice is addressed, mailed with postage prepaid and when actually received by the addressee. Notices delivered by United States Express Mail, Federal Express or other courier service shall be deemed given when actually received by the addressee as shown by the signature of an authorized representative of the addressee on the log or other documentation maintained by the United States Postal Service, Federal Express or courier to show proof of delivery. If any notice is transmitted by facsimile transmission or similar means, the notice shall be deemed served or delivered upon telephone confirmation of receipt of the transmission.

(b) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding principles of conflict of laws.

(c) Integration; Modification and Waiver. This Agreement and the Indemnity Agreement and Stock Option Agreement referred to in Sections 4(i) and 9 constitute the entire understanding of the parties hereto relating to the subject matter hereof, supersede any and all other agreements, whether oral or in writing, between the parties hereto and their affiliates with respect to the employment of Employee, and contain all covenants and agreements between the parties hereto relating to such employment in any manner whatsoever; provided, however, that except as expressly provided herein, this Agreement shall not affect any agreements relating to Employee’s purchase or ownership of AmeriPath securities to which Employee is hereafter a party. This Agreement shall not be amended, modified or revised in any respect, except by a writing signed by AmeriPath and Employee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(d) Severability. If any provision of this Agreement shall be determined by a court or governmental agency of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement, which shall remain in full force and effect and be enforced in accordance with its remaining enforceable terms.

(e) Assignment. Because of the personal nature of the services to be rendered hereunder, the obligations of Employee under this Agreement may not be delegated or assigned in whole or in part without the prior written consent of AmeriPath (which consent may be withheld in its sole discretion). However, subject to the foregoing limitation, this Agreement shall be binding upon, and shall insure to the benefit of, the parties hereto and their respective heirs, devisees, executors, administrators, trustees, legal representatives, successors, transferees and assigns.

(f) Attorneys’ Fees. In any action or proceeding at law or in equity, including but not limited to arbitration, brought to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation or arbitration, as determined by the appropriate court or arbitrator pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by such successful party or parties (including but not limited to such costs, expenses and fees in connection with any appeals) and, if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of such judgment.

(g) Survival of Certain Provisions. The provisions of Sections 4(a), (e) and (g) (as to expenses incurred prior to termination), 5, 8 and 9 shall survive the expiration or other termination of this Agreement.

(h) Headings and Captions. Headings and captions are included in this Agreement for purposes of convenience only and are not a part of this Agreement.

(i) Miscellaneous. Any term used in the plural shall refer to all members of the relevant class and any term used in the singular shall refer to any one or more of the members of the relevant class. References in this Agreement to articles, sections, paragraphs and exhibits are to articles, sections, paragraphs and exhibits to this Agreement. The terms “herein,” “hereof,” “hereto,” “hereunder” and other terms similar to such terms refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear.

(j) Counterparts and Facsimile Signatures. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement. Signatures transmitted by facsimile shall be accepted as original signatures.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned have duly executed this Employment Agreement as of the date first written above.

AMERIPATH:	AMERIPATH, INC.

	By	/s/ Paul B. Queally
Paul B. Queally
Chairman of the Executive Committee

EMPLOYEE:		/s/ Donald E. Steen
Donald E. Steen

The undersigned agrees to pay to Employee a wholesale rate for travel time on the FlexJet used for travel by Employee between West Palm Beach and Dallas, subject to the terms and limitations described in Section 4(g) above.

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Partners, L.P.

	By	/s/ Paul B. Queally
, General Partner

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